Exhibit 99.1




               U. S. STEEL COMPLETES SALE OF MINING COMPANY ASSETS

     PITTSBURGH, July 1, 2003 - United States Steel Corporation (NYSE: X) announced today that it has completed the sale of the mines and related assets of U. S. Steel Mining Company, LLC (USM) to a newly formed company, PinnOak Resources, LLC.
     The new company has acquired the coal and related assets associated with USM's Pinnacle No. 50 mine complex located near Pineville, W.Va., and USM's Oak Grove mine complex located near Birmingham, Ala.
     The transaction price included $50 million at the time of closing plus a future amount to be determined based on final inventories. U. S. Steel will record the results of this sale in the second quarter.
                                      -oOo-